NORTH CAPITAL PRIVATE SECURITIES CORPORATION

ISSUER AGREEMENT

THIS AGREEMENT is entered into as of ___________________________ (the “Effective Date”) by and among WayBetter, Inc., having a principal address at 205 East 42ndStreet, 17thFloor, New York, NY 10017 (the “Company”), North Capital Private Securities Corporation (“NCPS”) and SeedInvest Technology, LLC (“SeedInvest”) regarding the Company’s Offering of Securities pursuant to Regulation A on the terms and subject to the conditions contained herein. Capitalized terms used herein and not otherwise defined shall have the meaning set forth on Appendix I.

1.	Engagement.

The Company hereby retains NCPS as its exclusive placement agent in connection with the Offering. NCPS agrees to use its reasonable best efforts, consistent with customary practice, to effect the Offering, subject to the terms herein. It is expressly understood that this engagement does not constitute any commitment, express or implied, on the part of NCPS to provide, and does not ensure the successful placement of, any portion of the Offering.

In connection with this engagement, NCPS shall identify Prospects for the Offering and the Company shall make at least $10,000,000 of the Securities in the Offering available to Prospects subject to the Company’s discretion to reject any Prospects or Proposed Subscriptions. All information about Prospects, including Prospect lists, is confidential information and is the property of NCPS, provided however upon any such Prospect becoming an investor in the Company all information provided to the Company by such Prospect shall also be Company property upon the closing of the purchase and sale of the Company’s securities to such Prospect in the Offering (“Closing”); provided further, that any information provided by a Prospect to the Company prior to the Offering as a result of Prospect’s use of the Company’s services shall also be Company Property.

2.	Review and Due Diligence Stage.

Upon execution of this Agreement, NCPS shall deliver any additional requests for information and may engage third parties to facilitate its due diligence process and the Company shall upload summary deal terms to the Online Platform that truthfully, accurately, and completely describe the terms of the Company’s prospective offering (the “Online Profile”). The Company also shall provide to NCPS an investor presentation, forms of definitive subscription and governance documents, any documents and disclosures required by applicable law or regulation, and any other documents and information that would generally be provided to qualified prospective investors for the purpose of evaluating the Offering and consummating an investment in the Company. Upon completion of due diligence by NCPS, acceptance of the Offering for placement, and commencement of the Offering Period, these materials and any other materials provided by the Company will comprise the “Offering Materials” for the securities offering.

Upon approval of the Online Profile by NCPS, the Online Profile may be viewable on the Online Platform and NCPS or SeedInvest may send newsletters or other general electronic communications to registered users on the Online Platform who may make non-binding indications of interest during this time (“Testing the Waters”). For the avoidance of doubt, no Offering shall be commenced and no investments or subscription offers will be accepted unless and until due diligence has been satisfactorily completed and all government qualifications and approvals have been obtained.

If the proposed Offering fails to obtain due diligence approval by NCPS’s Investment Committee, or if any due diligence problems arise thereafter and are not cured (each in NCPS’s sole discretion), then this agreement shall terminate, including, without limitation, obligations of the Company pursuant to Section 5(xii), and the Offering shall be removed from the Online Platform and no securities will be sold by NCPS and no investments will be processed or facilitated by NCPS or the Online Platform, and any previous indications of interests or Proposed Subscriptions shall be cancelled and any funds related to such Proposed Subscriptions shall be returned to the applicable investor.

Upon satisfactory completion of NCPS’s due diligence review, determined in NCPS’s sole discretion, NCPS shall deliver notice thereof (an “Offering Notice”) to the Company and the Company shall prepare and file with the U.S. Securities and Exchange Commission a Form A-1 and take all other actions necessary to obtain appropriate qualifications and approvals for the Offering. Upon obtaining such qualifications and approvals, NCPS and the Company may begin conducting the Offering pursuant to Section 3 below.

3.	Offering Procedures.

(i)     Upon completion of due diligence and acceptance by NCPS and receipt all appropriate government qualifications and approvals, NCPS will, on a reasonable "best efforts" basis through its registered personnel and through other registered broker-dealers with whom NCPS has a selling agreement, arrange for the Offering through the end of the Term of this Agreement (the "Offering Period").

(ii)     Company understands that NCPS intends to use an online platform provided by SeedInvest at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to facilitate the Offering.

(iii)     In addition to leveraging its existing relationships, to the extent permitted by applicable law and regulation, NCPS may publicly market the Offering using general solicitation through methods including but not limited to email marketing, online advertisements, and press releases.

(iv)     Prior to the commencement of the Offering, the parties hereto shall execute the Escrow Agreement.

(v)     Upon receipt of any Proposed Subscription, Company, at its sole discretion, may choose to accept or reject any or all of such Proposed Subscription for the applicable securities in the Offering.

(vi)     IT IS EXPRESSELY ACKNOWLEDGED AND AGREED THAT THE OFFERING IS NOT A “MINI-MAXI OFFERING” AND IS NOT AN “ALL-OR-NOTHING” OFFERING AS SUCH TERMS ARE USED UNDER RULE 10b-9 AND RULE 15c-2-4 AND NO PARTY HERETO SHALL MAKE SUCH REPRESENTATION TO ANY PERSON.

4.	Compensation.

Within five (5) days of each applicable closing, Company shall pay to NCPS in cash, an amount equal to 7.5% of the principal amount invested by Prospects in the Offering from the proceeds of the Offering at each applicable closing (the “Compensation”).

5.	Covenants, Representations and Warranties of the Company.

The Company represents and warrants to NCPS that:

(i)     The Company is registered, in good standing in each jurisdiction in which it conducts business, and has obtained all approvals and licenses required to conduct its business, including payment of all federal, state, and local taxes.

(ii)     The Company is not presently conducting or contemplating any other offering of securities pursuant to Regulation A under Section 3(b) of the Act other than the Offering and will alert NCPS as soon as commercially reasonable to the extent the Company plans to conduct a separate offering simultaneously under Regulation D.

(iii)     Neither the Company nor any of its officers, directors, employees or agents is or has been, in any domestic or foreign jurisdiction, (a) indicted for or convicted of any felony or any securities or investment related offense of any kind, (b) enjoined, barred, suspended, censured, sanctioned or otherwise restricted with respect to any securities or investment-related business or undertaking or (c) the subject or target of any securities or investment-related investigation by any regulatory authority. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the Offering, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

(iv)     The Offering Documents and any marketing materials provided by the Company or posted to SeedInvest will not contain (a) any misstatement of a material fact or omission of any material fact necessary to make the statements therein not misleading or any (b) exaggerated, unwarranted, promissory or unsubstantiated claims (as set forth in applicable FINRA regulations and guidance).

(v)     In its statements and meetings with prospective investors, the Company will not make any misstatement of a material fact and will not omit any material fact necessary to make the statements therein not misleading.

(vi)     The Company shall promptly notify NCPS if it discovers any material misstatement or inconsistency, or the omission of a material fact, in the Offering Materials or any promotional material developed by NCPS or the Company.

(vii)     The Company will promptly supplement or amend the Offering Documents and correct its statements whenever it is necessary to do so in order to comply with applicable laws, rules and regulations, and to ensure truthfulness, accuracy, and fairness in the presentation of the Offering.

(viii)     The Company will protect and maintain all confidential information provided by NCPS or SeedInvest to the Company.

(ix)     The Company represents that it has not taken, and it will not take any action, directly or indirectly, so as to cause the Offering to fail to be entitled to rely upon the exemption from registration afforded by Section 3(b) or Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”). In effecting the Offering, the Company agrees to comply in all material respects with applicable provisions of the Act and any regulations thereunder and any applicable laws, rules, regulations and requirements (including, without limitation, all U.S. state law and all national, provincial, city or other legal requirements of any applicable foreign jurisdiction). The Company agrees that any representations and warranties made by it to any investor in the Offering shall be deemed also to be made to NCPS and SeedInvest for their benefit.

(x)     The Company shall, at its own expense, shall prepare and file a Form A-1 with the U.S. Securities and Exchange Commission and any applicable states and take all other actions necessary to qualify for the exemption provided by Regulation A under Section 3(b) of the Act, in connection with the Company Offering and to make any and all related state “blue-sky” filings and take all other actions necessary to perfect such federal and state exemptions, and to provide copies of such filings to NCPS.

(xi)     The Company shall (a) during the Offering, cooperate with all reasonable due diligence efforts by NCPS and satisfy all reasonable due diligence requests made by NCPS (including by its vendors) in a reasonably timely manner, (b) connect NCPS with prospective investors in the Offering as reasonably requested, (c) cooperate with all applicable accredited investor v or income or net worth verification requests and processes of NCPS in a timely manner, (d) provide complete, final and executed transaction documents to SeedInvest and NCPS for the Offering within 30 days of each closing of the Offering, (e) shall keep NCPS reasonably informed about the status and likelihood of closing investments from prospective investors in the Offering, (f) not direct Prospects to invest outside of the Online Platform for the purpose of avoiding payment of fees or otherwise, (g) if requested by NCPS, provide a legal opinion from the Company’s legal counsel to the extent that the Offering (except with respect to any actions of NCPS) has been conducted in accordance with all applicable law and regulation, (h) not “scrape” the names of investors listed on the Online Platform or attempt to contact such investors outside of the Platform, or (i) not attempt to circumvent any limitations or procedures of the Online Platform.

(xii)     For a period of three years following the Termination Date of this Agreement (unless this Agreement is terminated pursuant to Sections 2, 12(iii)(c) or 12(iii)(d) hereof, the Company shall provide SeedInvest at least 30 days prior written notice of any proposed future Regulation A offering of its securities and therein shall provide SI Securities, LLC (an affiliate of SeedInvest), the opportunity to act as a placement agent for such offering on substantially the same terms as set forth herein (with SI Securities, LLC in the place of NCPS).

(xiii)     Company will report quarterly to investors through SeedInvest with the details of the information rights to be determined jointly by the Company and SeedInvest in good faith.

6.	Representations and Warranties of NCPS.

NCPS represents and warrants to the Company that:

(i)     NCPS is a broker-dealer registered with the Securities and Exchange Commission and a member of FINRA, prior to the commencement of any Offering, shall have obtained all other applicable federal and state licenses and registrations necessary to perform the services described herein and to receive compensation hereunder, and, in performing such services, will comply with all applicable federal and state laws and with the private placement guidelines set forth in an exhibit hereto.

(ii)     Neither NCPS nor any of its officers, directors, employees or agents is or has been, in any domestic or foreign jurisdiction, (a) indicted for or convicted of any felony or any securities or investment related offense of any kind or (b) enjoined, barred, suspended, censured, sanctioned or otherwise restricted with respect to any securities or investment-related business or undertaking.

(iii)     Neither NCPS nor any of its officers, directors, employees or agents is or has been, in any domestic or foreign jurisdiction, (a) indicted for or convicted of any felony or any securities or investment related offense of any kind, (b) enjoined, barred, suspended, censured, sanctioned or otherwise restricted with respect to any securities or investment-related business or undertaking or (c) the subject or target of any securities or investment-related investigation by any regulatory authority. None of NCPS, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of NCPS participating in the Offering, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with NCPS in any capacity at the time of sale (each, an “NCPS Covered Person” and, together, “NCPS Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). NCPS has exercised reasonable care to determine whether any NCPS Covered Person is subject to a Disqualification Event.

7.	Compliance with this Agreement.

Each of the Company and NCPS, on request of the other, agrees to provide reasonable assurances (including written representations) of its compliance with the terms of this Agreement and, in order to verify such compliance, reasonable access to any documents in its possession referring or relating to any Prospect or Subscribing Investor (whether or not such person invests in any Offering of the Company).

8.	Solicitations By or For Others.

The Company and NCPS acknowledge and agree that, during the Term of this Agreement, Company will not engage any person to perform services similar to those provided by NCPS or SeedInvest without the prior written consent of NCPS and SeedInvest, although NCPS may render solicitation services of the kind contemplated herein for persons other than the Company.

For the avoidance of doubt, during Term of this Agreement, Company may seek funding directly from individuals, angel groups, venture capital firms and other entities and institutional investors, but the Company will not use another placement agent, online platform or other intermediary in connection with any Regulation A offering.

9.	Indemnification.

(i)     Company agrees that, except as set forth in Section 9(ii) and 9(iii) below or in the case of gross negligence, fraud or willful misconduct by NCPS, SeedInvest and each of their respective affiliates and their respective directors, officers and employees (the “Broker Parties”), it will indemnify and hold harmless the Broker Parties for any loss, claim, damage, expense or liability incurred (including reasonable attorneys' fees and other expenses in investigating, defending against or appearing as a third-party witness in connection with any action or proceeding) in any third-party claim arising out of a material breach by the Company of any provision of this Agreement, or as a result of (A) any potential violation of any law or regulation by the Company, and (B) in connection with any third party action or claim or potential action or claim against the Broker Parties relating to, or arising from, administrative or judicial (or other) claims or actions set forth in the preceding paragraph (A),

(ii)     Each of NCPS and SeedInvest agrees that, notwithstanding Section 9(i) or 9(iii) hereof and except in the case of gross negligence, fraud or willful misconduct by the Company, NCPS and SeedInvest will jointly indemnify and hold harmless the Company and each of its affiliates, directors, officers and employees (each, a “Company Indemnified Party”) for fifty percent (50%) of any loss, claim, damage, expense or liability, including penalties to the maximum amount permitted by law, incurred (including reasonable attorneys’ fees and other expenses in investigating, defending or appearing as a witness in connection with any action or proceeding) by Company Indemnified Parties as a result of (A) any potential violation or claim of violation of any law or regulation by NCPS, SeedInvest or Company, irrespective of whether the Company Indemnified Parties may also be considered in potential violation or subject to a claim of violation of such law or regulation to the extent such law or regulation relates to the Offering, and (B) in connection with any third party action or claim or potential action or claim against Company Indemnified Parties relating to, or arising from, administrative or judicial (or other) claims or actions set forth in the preceding paragraph (A),

(iii)     Each of NCPS and SeedInvest agrees that, notwithstanding Section 9(i) and 9(ii) hereof and except in the case of gross negligence, fraud or willful misconduct by the Company, NCPS and SeedInvest will jointly indemnify and hold harmless the Company Indemnified Parties for one hundred percent (100%) (subject to Section 11 hereof) of any loss, claim, damage, expense or liability, including penalties to the maximum amount permitted by law, incurred (including reasonable attorneys’ fees and other expenses in investigating, defending or appearing as a witness in connection with any action or proceeding) by Company Indemnified Parties (A) in the event that the Company is required to register as a public company with the Securities Exchange Commission as a result of the Offering or (B) in connection with any third party action or claim or potential action or claim against Company Indemnified Parties relating to, or arising from, administrative or judicial (or other) claims or actions set forth in the preceding paragraph (A).

10.	Remedies.

Company hereby agrees that if it breaches any portion of this Agreement, (a) NCPS, SeedInvest and any applicable third-party beneficiary (each, a “Damaged Party”) would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the applicable Damaged Party; and (c) if a Damaged Party seeks injunctive relief to enforce this Agreement, Company will waive and will not (i) assert any defense that the Damaged Party has an adequate remedy at law with respect to the breach, (ii) require that the Damaged Party submit proof of the economic value of any losses, or (iii) require the Damaged to post a bond or any other security. Accordingly, in addition to any other remedies and damages available, Company acknowledges and agrees that each Damaged Party may immediately seek enforcement of this Agreement by means of specific performance or injunction, without any requirement to post a bond or other security. Nothing contained in this Agreement shall limit the Damaged Party’s right to any other remedies at law or in equity. In any litigation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be awarded its reasonable attorney fees, and costs and expenses incurred. All rights and remedies herein shall be in addition to all other rights and remedies available at law or in equity, including, without limitation, specific performance against the Company for the enforcement of this Agreement, and temporary and permanent injunctive relief.

11.	Limits of Liability.

EXCEPT AS SET FORTH IN SECTION 9(ii), THE LIABILITY OF ANY OF SEEDINVEST, NCPS AND THE COMPANY, RESPECTIVELY, WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, EQUITY, NEGLIGENCE, TORT, OR OTHERWISE FOR ALL EVENTS, ACTS, OR OMISSIONS RELATED TO THIS AGREEMENT SHALL NOT EXCEED (A) IN THE CASE OF SEEDINVEST OR NCPS, ANY DIRECT DAMAGES IN EXCESS OF THE FEES PAID OR PAYABLE TO SEEDINVEST AND NCPS, RESPECTIVELY, UNDER THIS AGREEMENT, OR (B) IN THE CASE OF THE COMPANY, ANY DIRECT DAMAGES IN EXCESS OF THE FEES PAID OR PAYABLE TO SEEDINVEST AND NCPS, EXCEPT, WITH RESPECT TO EITHER CLAUSE (A) OR (B), IN THE EVENT OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SEEDINVEST, NCPS OR THE COMPANY, RESPECTIVELY.

12.	Term; Expiration; Termination; Renewal.

(i)    Term. The initial term of this Agreement (the “Initial Term”) shall be for two hundred seventy (270) days beginning from the Effective Date and shall automatically renew for successive thirty (30) day periods (each, a “Renewal Term”) unless notice of termination is delivered by either party at least 7 days prior to the end of the applicable term, unless this Agreement expires or terminates prior thereto pursuant to the terms herein (such cumulative time period, the “Term”).

(ii)    Termination. The Company may terminate this Agreement at any time upon delivery of a written notice (a) if the Company decides not to conduct an Offering or (b) if the securities sold in the Offering meet the maximum number desired to be sold in the Offering, as determined by the Company in its sole discretion from time to time. The Company may also terminate this Agreement (a) upon a material breach of this Agreement by NCPS or SeedInvest and failure to cure such material breach within 14 days of receipt of notice thereof, or (b) upon any bankruptcy, liquidation or insolvency proceedings of NCPS. NCPS may terminate this Agreement at any time upon and for any reason immediately upon delivery of written notice to the Company.

(iii)	Effect of Termination. Following to the termination or expiration of this Agreement:

a     Sections 4, 5, 6, 9, 10, 11, 12, 13, 14, 15, and 16 shall survive the expiration, termination or cancellation of this Agreement.

b     If the Offering has commenced, Company shall take all actions necessary (subject to the Company’s discretion pursuant to Section 3(v)) to promptly accept, finalize and consummate any Proposed Subscriptions received prior to the Termination Date.

c     Company shall pay the Compensation to NCPS with respect to any Prospect who invests in securities of the Company within 180 days of the expiration or termination of this Agreement as if such securities were issued in the Offering.

d     Upon termination, NCPS shall take all actions necessary to comply with FINRA Rule 5110(f)(2)(D).

13.	Post-Closing Publicity.

Following conclusion of the Offering, Company shall use reasonable efforts to include a prominent positive reference to raising capital utilizing the Online Platform in all publications, press releases, interviews or other publicity regarding closing of the Offering. SeedInvest or NCPS may publicize the agreement to work together in the form of press releases, announcements and marketing materials for the purpose of further business developments efforts. Additionally, Company agrees that SeedInvest and NCPS shall, from and after any closing of a Company Offering, have the right to reference the Company Offering and their role in connection therewith in their marketing materials, on their websites, in the press, and in online and social media advertisements, in each case at their own expense.

14.	Changes to Applicable Law.

To the extent that the existing law relating to this Agreement changes, and such change affects this Agreement, the parties shall reform the affected portion of this Agreement to comply with the change.

15.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the New York and the federal laws of the United States of America. NCPS, SeedInvest and Company hereby consent and submits to the jurisdiction and forum of the state and federal courts in New York in all questions and controversies arising out of this Agreement.

16.	Attorneys’ Fees and Costs.

Subject to Sections 9 and 11, in any arbitration, litigation, or other proceeding, informal or formal, by which one party either seeks to enforce this Agreement or seeks a declaration of any rights or obligations under this Agreement, the non-prevailing party shall pay the prevailing party’s costs and expenses, including but not limited to, reasonable attorneys’ fees.

17.	Compliance with Laws; Policies and Procedures.

All parties agree to comply with all applicable federal, state, and local laws, executive orders and regulations issued, where applicable.

18.	Cooperation.

Where agreement, approval, acceptance, consent or similar action by either party hereto is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld. Each party will cooperate with the other by, among other things, making available, as reasonably requested by the other, management decisions, information, approvals, and acceptances in order that each party may properly accomplish its obligations and responsibilities hereunder.

19.	Force Majeure; Excused Performance.

Neither party shall be liable for delays or any failure to perform the Services or this Agreement due to causes beyond its reasonable control. Such delays include, but are not limited to, fire, explosion, flood or other natural catastrophe, governmental legislation, acts, orders, or regulation, strikes or labor difficulties, to the extent not occasioned by the fault or negligence of the delayed party. Any such excuse for delay shall last only as long as the event remains beyond the reasonable control of the delayed party. However, the delayed party shall use its best efforts to minimize the delays caused by any such event beyond its reasonable control.

20.	No Waiver.

The failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect that party’s right to enforce such provisions, nor shall the waiver by either party of any breach of any provision of this Agreement be taken or held to be a waiver of any further breach of the same provision.

21.	Notices.

Any notice given pursuant to this Agreement shall be in writing and shall be given by email, personal service or by United States certified mail, return receipt requested, postage prepaid to the addresses appearing at the end of this Agreement, or as changed through written notice to the other party. Notice given by email shall be effective upon confirmed receipt, personal service shall be deemed effective on the date it is delivered to the addressee, and notice mailed shall be deemed effective on the third day following its placement in the mail addressed to the addressee.

22.	Assignment of Agreement.

This Agreement and the obligations of Company, NCPS and SeedInvest hereunder are personal to Company, NCPS and SeedInvest and their respective representatives. Neither Company, NCPS nor SeedInvest nor any respective successor, receiver, or assignee of Company, NCPS or SeedInvest shall directly or indirectly assign this Agreement or the rights or duties created by this Agreement, whether such assignment is effected in connection with a sale of such party’s assets or stock or through merger, an insolvency proceeding or otherwise, without the prior written consent of the other parties hereto. Notwithstanding the foregoing, NCPS may assign this Agreement to SI Securities, LLC, who shall step into the shoes of NCPS at any time without any further consents required from any other party.

23.	Counterparts; Facsimile.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. The parties agree that a facsimile signature may substitute for and have the same legal effect as the original signature.

24.	Entire Agreement.

This Agreement and its attached exhibits constitute the entire agreement between the parties and supersede any and all previous representations, understandings, or agreements between Company, NCPS and SeedInvest as to the subject matter hereof. This Agreement may only be amended by an instrument in writing signed by the parties. This Agreement shall be construed without regard to the party that drafted it. Any ambiguity shall not be interpreted against either party and shall, instead, be resolved in accordance with other applicable rules concerning the interpretation of contracts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Company:

By:
Name:	James S. Rosen
Title:	Chief Executive Officer

North Capital Private Securities Corporation

By:
James P. Dowd
Managing Director

SeedInvest Technology, LLC

By:	SeedInvest, LLC, its sole Member

By:
Ryan Feit, Manager

Appendix I

Definitions

“Prospects” means persons who (i) NCPS solicits on behalf of the Company for the Offering, (ii) who learn about the Offering based on the efforts of NCPS or (iii) who view the Offering on the Online Platform, but excluding the persons listed in Exhibit A(such persons listed on Exhibit A, the “Excluded Investors”).

“Offering” shall mean the current or future Regulation A offering of securities of the Company as described to NCPS.

“Online Platform” shall mean the technology platform provided by SeedInvest and generally available at the internet URL www.seedinvest.com.

“Proposed Subscription” shall mean a (i) a definitive written expression of intent to participate in the Offering by a Prospect, or (ii) completion of investment documents for the Offering on the Online Platform by any person, each as determined in the sole reasonable discretion of NCPS. For the avoidance of doubt, an indication of interest received during Testing the Waters shall NOT be a Proposed Subscription.

“Securities” shall mean the securities offered in the Offering.

“Subscribing Investor” shall mean any person who makes a Proposed Subscription.

“Termination Date” shall mean the effective date of the termination, expiration or cancellation of this Agreement pursuant to the terms herein.

Exhibit A

Excluded Investors

Each of the Company’s stockholders existing as of the Effective Date and all affiliates thereof, as well as the following list of investors, together with affiliates thereof, are excluded from the definition of “Prospect” and therefore excluded from NCPS fees.

1.	Showyu
2.	SJF Ventures
3.	Correlation Ventures
4.	Crescent Point Ventures